Exhibit 10.2

fifth AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIFTH AMENDMENT (this “Amendment”), dated as of October 11, 2022 (the “Execution Date”) and effective as of January 1, 2023 (the “Effective Date”), by and between RYMAN HOSPITALITY PROPERTIES, INC. (the “Company”), a Delaware corporation and successor in interest by merger to Gaylord Entertainment Company, and MARK FIORAVANTI, a resident of Nashville, Davidson County, Tennessee (“Executive”), amends the Executive Employment Agreement, dated as of February 25, 2008 by and between the Company and Executive, as amended (the “Agreement”).

WITNESSETH:

WHEREAS, the Company and Executive entered into the Agreement pursuant to which, among other things, the Company agreed to hire Executive as one of its senior executives; and

WHEREAS, the Executive and the Company desire to enter into an amendment to the Agreement to reflect the agreement of the Company and the Executive for the Executive to continue to serve as an employee of the Company in the role of President and Chief Executive Officer, beginning as of the Effective Date, and the parties have agreed to make certain modifications to the Agreement in connection therewith, such modifications to take effect as of the Effective Date.

NOW, THEREFORE, in consideration of the continued employment of Executive by the Company, the agreements made herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties that the following modifications to the Agreement will take effect as of the Effective Date:

1.	Amendment of Section 2(a)(i) of the Agreement. Section 2(a)(i) of the Agreement is amended and restated in its entirety to provide as follows:

“(i)         During the Employment Period, Executive shall serve the Company as its President and Chief Executive Officer and report directly to the Board of Directors (the “Board of Directors”). Executive shall supervise the conduct of the business and affairs of the Company, its subsidiaries and respective divisions and perform such other duties as the Board of Directors shall reasonably determine. In addition, subject to approvals required by the Delaware Business Corporation Act and the Company’s Certificate of Incorporation and Bylaws, Executive shall serve as a member of the Board.”

2.	Amendment of Section 3(a) of the Agreement. Section 3(a) of the Agreement is amended and restated in its entirety to provide as follows:

“(a)        Base Salary. The Company shall pay to Executive an annual salary of $850,000. Executive’s annual salary shall be reviewed annually by the Human Resources Committee of the Board of Directors (the “Human Resources Committee”), and any increase shall be made in the discretion of and approved by the Human Resources Committee and ratified by the Board of Directors (such annual salary, together with any increases under this subsection (a), being herein referred to as the “Base Salary”).”

3.	Amendment of Section 3(b) of the Agreement. Section 3(b) of the Agreement is amended and restated in its entirety to provide as follows:

“(b)        Annual Cash Bonus. Executive shall be eligible for an annual cash bonus equal to a target of 150% of Executive’s base salary, up to a maximum of 300% of Base Salary (the “Annual Bonus”), to be paid to him with respect to each calendar year, and shall be determined based on the achievement of certain goals and Company performance criteria as annually established by the Human Resources Committee of the Board, subject and pursuant to the terms of the Company’s Cash Incentive Plan, as it is amended from time to time. Subject to the Company’s determinations pursuant to the Cash Incentive Plan, the Annual Bonus for each calendar year shall be paid to Executive on or before February 28th of the immediately succeeding year.”

4.	Addition of Section 3(d) to the Agreement. A new Section 3(d) of the Agreement is added, reading as follows:

“(d)        Equity Incentive Plan. Executive shall be eligible to participate in any long-term equity incentive plan adopted by the Company at a level commensurate with his position and competitive market practices, as determined by the Board of Directors in its sole discretion.”

5.	Amendment of Section 5(d)(ii) of the Agreement. Section 5(d)(ii) of the Agreement is deleted in its entirety and replaced with the following new provision:

“(ii)        The assignment of Executive, over his reasonable objection, of any duties materially inconsistent with his status as President and Chief Executive Officer of the Company or a substantial adverse alteration in the nature of his responsibilities.”

6.	Amendment of Section 5(d)(iii) of the Agreement. Section 5(d)(iii) of the Agreement is deleted in its entirety and replaced with the following new provision:

“(iii)       A reduction by Company in his annual base salary of $850,000, as the same may be increased from time to time pursuant to Section 3(a) hereof.”

7.	Amendment of Section 6(e) of the Agreement. Section 6(e) of the Agreement is deleted in its entirety and replaced with the following new provision:

“(e)         Effect of Termination by the Company Without Cause or by Executive for Good Reason. Upon the termination of Executive’s employment hereunder by the Company Without Cause or by Executive for Good Reason, Executive shall be entitled to: (i) the payment of two (2) times Executive’s Base Salary for the year in which such termination shall occur; (ii) payment of two (2) times Executive’s Annual Bonus for the preceding year, (iii) any unpaid portion of any Annual Bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 4(a) or (e) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; (iv) the portion of the Restricted Stock Grant that is free from restrictions as of the date of termination and the acceleration and immediate release of all restrictions from any Restricted Stock Grant that are scheduled to vest during the two-year period following the date of Executive’s termination; and (v) the vested portion of Executive’s Stock Options, and the acceleration and immediate vesting of Executive’s unvested Stock Options that were scheduled to vest during the two-year period following the date of Executive’s termination. Executive shall have two (2) years from the date of such termination Without Cause or by Executive for Good Reason to exercise all vested Stock Options. Upon such termination Executive will also receive an amount equal to the equivalent cost of COBRA medical care coverage for Executive and his spouse for a period of two (2) years after the Employment Period.”

8.	Amendment of Section 7(b) of the Agreement. Section 7(b) of the Agreement is deleted in its entirety and replaced with the following new provision:

“(b)        Effect of Change of Control. In the event that within one (1) year following a Change of Control, the Company terminates Executive Without Cause or Executive terminates employment for Good Reason, Executive shall be entitled to: (i) the payment of two (2) times Executive’s Base Salary for the year in which such termination shall occur; (ii) the payment of two (2) times the greater of (x) Executive’s Annual Bonus for the prior calendar year and (y) the average of the Executive’s Annual Bonus for the preceding three (3) calendar years; (iii) any unpaid portion of any Annual Bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 4(a) or (e) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; (iv) the portion of the Restricted Stock Grant that is free from restrictions as of the date of termination and the acceleration and immediate release of all restrictions from all Restricted Stock Grants that are subject to restrictions as of the date of termination; (v) the vested portion of Executive’s Stock Options and the acceleration and immediate vesting of any unvested portion of Executive’s Stock Options, and (vi) $3,000 per year executive physical. Executive shall have three (3) years from the date of such termination to exercise all vested Stock Options. In this case, Executive shall also receive an amount equal to the equivalent cost of COBRA medical care coverage for Executive and his spouse for a period of three (3) years after the Employment Period. In addition, in the event that within one (1) year following a Change of Control the Company terminates Executive Without Cause or Executive terminates employment for Good Reason, as consideration for compliance with the Restrictive Covenants in Section 9(c) hereof, upon such termination Executive shall be entitled to: (i) the payment of one (1) times Executive’s Base Salary for the year in which such termination shall occur; and (ii) the payment of one (1) times the greater of (x) Executive’s Annual Bonus for the prior calendar year and (y) the average of the Executive’s Annual Bonus for the preceding three (3) calendar years.

9.	Amendment of Section 14(k) of the Agreement. The following language is added to Section 14(k) of the Employment Agreement:

“Notwithstanding anything to the contrary herein, if (i) on the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), Executive is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to the Executive pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A of the Internal Revenue Code are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Internal Revenue Code or any other taxes or penalties imposed under Section 409A of the Internal Revenue Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death. Any payments delayed pursuant to this Section 14(k) shall be made in a lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death. To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code, such amount shall be reimbursed in accordance with Sections 1.409A-1(b)(9)(v) or 1.409A-3(i)(1)(iv) of the Treasury Regulations.

10.	Miscellaneous. Capitalized terms used, but not otherwise defined herein, shall have the same meaning provided in the Agreement. This Amendment shall be deemed to be a contract under the laws of the State of Tennessee and shall be construed and enforced with the internal laws of said state. This Amendment may be executed in two or more counterparts, all of which taken together shall be deemed one original.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

RYMAN HOSPITALITY PROPERTIES, INC.

By:	/s/ Scott J. Lynn
Name:	Scott J. Lynn
Title:	Executive Vice President, General Counsel and Secretary

EXECUTIVE
/s/ Mark Fioravanti
Mark Fioravanti